Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 25, 2020 relating to the financial statements of A.M. Castle & Co. and subsidiaries, appearing in the Annual Report on Form 10-K of A.M. Castle & Co., for the year ended December 31, 2019 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Financial Accounting Standards Board Accounting Standard Update No. 2016-02, Leases (Topic 842), under the modified retrospective method). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
February 27, 2020